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                                                                    EXHIBIT 23.1

                        CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts" in Amendment No. 1 to the Registration Statement (Form S-4 No. 333-108743) and related Prospectus of The Chubb Corporation for the exchange of $225,000,000 outstanding 3.95% notes due 2008 for $225,000,000 registered 3.95% notes due 2008 and to exchange $275,000,000 outstanding 5.20% notes due 2013 for $275,000,000 registered 5.20% notes due 2013 and to the incorporation by reference therein of our report dated February 28, 2003, with respect to the consolidated financial statements and schedules of The Chubb Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 2002, filed with the Securities and Exchange Commission.

ERNST & YOUNG LLP

/s/: Ernst & Young LLP
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New York, New York
November 14, 2003